Exhibit 99.1

HESS CORPORATION

News Release

FOR IMMEDIATE RELEASE

Hess Announces Changes to Board of Directors

Chairman Mark Williams Retires; Director James Quigley Named Chairman

NEW YORK, March 2, 2016 — Hess Corporation (NYSE: HES) announced today that Dr. Mark Williams, Chairman of the Board of Directors, has announced his retirement, effective immediately, due to health reasons. James Quigley, former chief executive officer of Deloitte and a current director of Hess, has been named by the Board to succeed Dr. Williams, also effective immediately.

On behalf of the Board of Directors, John Hess, Chief Executive Officer, and James Quigley said: “It has been a privilege and pleasure to work with Mark, as we have taken important steps together to preserve our financial strength and build our portfolio of high quality assets, especially in the current oil price environment. Today, the company is well positioned to achieve strong growth and financial performance when oil prices recover. On behalf of the entire Board, we extend our sincere gratitude to Mark for his service and wish him and his family well.”

James Quigley

Mr. Quigley led Deloitte, one of the world’s largest accounting and consulting firms. In 2012, Mr. Quigley was named Trustee of the International Financial Reporting Standards (IFRS) Foundation, the oversight body of the International Accounting Standards Board (IASB). Mr. Quigley is also a member of the boards of directors of Wells Fargo and Merrimack Pharmaceuticals. He previously was co-chairman of the Transatlantic Business Dialogue, a director of the Center for Audit Quality, a trustee of the Financial Accounting Foundation, a member of the U.S. Securities and Exchange Commission Advisory Committee on Improvements to Financial Reporting.

About Hess:

Hess Corporation is a leading global independent energy company engaged in the exploration and production of crude oil and natural gas. More information on Hess Corporation is available at http://www.hess.com.

# # #

For Hess Corporation

Investor Contact:

Jay Wilson

212-536-8940

Media Contact:

Sard Verbinnen & Co

Michael Henson/Patrick Scanlan

212-687-8080